Exhibit 10.2

KEYUAN PETROCHEMICALS, INC.
Qingshi Industrial Park
Ningbo Economic & Technological Development Zone
Ningbo, Zhejiang Province
P.R. China 315803

                  June 13, 2012

Attn: Mr. Michael Rosenberg

Re:           Amendment to Independent Director Agreement

Dear Mr. Rosenberg:

This letter shall act as an amendment to that certain Independent Director Agreement, dated as of August 1, 2011, between Keyuan Petrochemicals, Inc. (“Keyuan” or the “Company”) and Mr. Michael Rosenberg (the “Independent Director”), regarding the Company’s engagement of the Independent Director as a non-employee director of the Company (the “Agreement”).

The Company and the Independent Director hereby confirm and agree that the Fees (as the term defined in Schedule A of the Agreement) payable on the last day of each calendar month to the Independent Director shall be $ 2,000, effective July 1, 2012. In the event that the Company goes private, Mr. Rosenberg is entitled to receive additional fee of $2,000, payable upon the closing of the transaction of going private. In the event that the Company is uplisted to a higher exchange in the U.S. capital market, the Company and the Independent Director shall renegotiate to increase the Fees. Other than as specifically set forth herein, the terms of the Agreement shall remain in full force and effect.  This amendment to the Agreement shall be effective as of the date first above written.

Please indicate your agreement with the foregoing by signing below and returning a signed copy to the Company.  Thank you.

Very truly yours,

KEYUAN PETROCHEMICALS, INC.

By:	/s/ Chunfeng Tao
Name:	Chunfeng Tao
Title :	Chairman, President & CEO

Accepted as of the date
first above written:

By:	/s/ Michael Rosenberg
Name:	Michael Rosenberg